Exhibit 10.40
February 21, 2008
Jose Fernandez
214 18TH Street
Pacific Grove, CA 93950
Dear Jose:
The purpose of this letter is to clarify and reduce to writing various arrangements associated with your employment by Constellation Wines U.S., Inc. (the “Company”), which is a subsidiary of Constellation Brands, Inc. (“CBI”). You currently hold the position of Chief Executive Officer, Constellation Wines North America and you currently report to me.
•	You currently have been designated an “Executive Officer” of CBI and, as such, the base salary, bonus and perquisites of your position are as established from time to time by the Human Resources Committee of the CBI Board of Directors. Your current bi-weekly base compensation remains $25,000.00 ($650,000 annually) subject to all deductions and withholdings required by law.

•	Your primary business locations are based in California and New York State but you will be expected to engage in reasonable business travel to other locations in North America. If you own homes in both California and New York, you will receive a $3,000 monthly allowance to assist in defraying the costs of maintaining households in both California and New York. Alternatively, if you do not own homes in both locations, but still maintain dual primary business locations, we will provide you with reasonable housing, rental of associated furnishings, coverage of utilities and maintenance and reimbursement of reasonable travel for your spouse. Of course, you will be responsible for all taxes associated with payment of the monthly allowance or the alternative in-kind benefits and reimbursements and for your personal tax filings.

•	If you are terminated by the Company for any reason other than cause, you will be paid, less applicable state and federal tax withholdings, severance that shall be a sum equal to one year’s total compensation. For this purpose, “total compensation” is defined as base salary and bonus at target. Bonus will be paid on a pro-rata basis for the term of actual employment, based on the terms and conditions of the bonus program and the performance of the company at the time employment is terminated. Payment of Severance is conditioned upon your agreement to the terms of and execution of the Company’s standard form of Severance Agreement, General Release and Waiver, as such may be amended by the Company or CBI from time to time, which must be executed within thirty-five (35) calendar days of your termination of employment. Such Severance shall be paid in a lump sum no later than twenty (20) calendar days following your execution and delivery to the Company of the aforementioned Severance Agreement, General Release and Waiver.

•	You are eligible to participate in all existing employee benefit plans as you become eligible under the terms of such plans as amended, added to or discontinued from time to time, such as health care, disability insurance, life insurance, profit sharing, 401(k), paid time off and employee stock purchase plans.

Lastly, by executing this letter agreement, you acknowledge and agree that your employment is at will, meaning that it can be terminated by you or by the Company (including CBI) at any time, with or without cause. You further understand and agree that this letter constitutes the entire agreement of the parties, and is governed by New York State law. You hereby consent to binding arbitration under the rules of the American Arbitration Association as they relate to commercial disputes in Rochester, New York as the sole and exclusive means for resolution of any disputes that may arise hereunder or in connection with your employment. No arbitration award shall include any punitive, incidental, consequential or special damages of any kind. Any such arbitration award may be entered in any court having appropriate jurisdiction.
This letter agreement supersedes all other arrangements, whether written or oral, which may currently exist between you and the Company or any of its affiliates, and this letter agreement cannot be modified or amended, except in writing executed by an Executive Officer of CBI.
Please confirm your agreement by signing and returning to me the enclosed copy of this letter.
Sincerely,

/s/ Robert Sands
Robert Sands
President and Chief Executive Officer
Accepted and Agreed to this 21st day of Feb, 2008.

/s/ Jose Fernandez
Jose Fernandez

370 Woodcliff Drive, Suite 300, Fairport, New York 14450
phone 585 218-3600 / fax 585-218-3601